EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-180934, 333-134015, 333-134291, 333-104011, 333-84312, 333-57244, 333-34312, 333-39627,333-19583 and 333-217621) of Datawatch Corporation of our report dated November 21, 2017, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Datawatch Corporation, appearing in this Annual Report on Form 10-K of Datawatch Corporation for the year ending September 30, 2017.

/s/ RSM US LLP

Boston, Massachusetts

November 21, 2017